Exhibit 10.2

ManpowerGroup Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

November 12, 2021

Richard Buchband

Senior Vice President,

General Counsel and Secretary

ManpowerGroup Inc.

100 Manpower Place

Milwaukee, WI 53212

Dear Richard:

ManpowerGroup Inc. (the “Corporation”) desires to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Corporation and its direct and indirect subsidiaries (collectively, the “Consolidated ManpowerGroup”). Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Consolidated ManpowerGroup, we have agreed as follows:

1.
Definitions. For purposes of this letter agreement:

(a)
Benefit Plans. “Benefit Plans” means all benefits of employment generally made available to executives of the Corporation from time to time.

(b)
Cause. Termination by the Consolidated ManpowerGroup of your employment with the Consolidated ManpowerGroup for “Cause” will mean termination upon (i) your repeated failure to perform your duties with the Consolidated ManpowerGroup in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment, (ii) failure or refusal to follow the reasonable instructions or direction of the Corporation’s Chief Executive Officer, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Corporation’s Chief Executive Officer for five (5) business days after receiving notice thereof from the Corporation’s Chief Executive Officer, or repeated failure or refusal to follow the reasonable instructions or directions of the Corporation’s Chief Executive Officer, (iii) any act by you of fraud, material dishonesty or material disloyalty involving the Consolidated ManpowerGroup, (iv) any violation by you of a Consolidated ManpowerGroup policy of material import (including, but not limited to, the Code of Business Conduct and Ethics, the Statement of Policy on Securities Trading, the Anti-Corruption Policy, Policy on Gifts, Entertainment and Sponsorships and policies included in the Employee Handbook), (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of the Consolidated ManpowerGroup, (vi) your chronic absence from work other than by reason of a serious health condition, (vii) your commission of a crime the circumstances of which substantially relate to your employment duties with the Consolidated ManpowerGroup, or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Consolidated ManpowerGroup. For purposes of this Subsection 1(b), no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(c)
Change of Control. A “Change of Control” will mean the first to occur of the following:

(i)
the acquisition (other than from the Corporation), by any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of the Corporation or voting securities representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(ii)
the consummation of any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(iii)
the consummation of any liquidation or dissolution of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation; or

(iv)
individuals who, as of the date of this letter agreement, constitute the Board of Directors of the Corporation (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter agreement whose election, or nomination for election by the shareholders of the Corporation, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter agreement, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a‑12(c); or

(v)
whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this letter agreement, shall thereafter be referred to within this letter agreement as the Corporation.

(d)
Good Reason. “Good Reason” will mean, without your consent, the occurrence of any one or more of the following during the Term:

(i) any material breach of any material obligation of any member of the Consolidated ManpowerGroup for the payment or provision of compensation or other benefits to you;

(ii) a material diminution in your base salary;

(iii) a material diminution in your authority, duties or responsibilities, accompanied by a material reduction in your target bonus opportunity for a given fiscal year (as compared to the prior fiscal year), except where all senior level executives have similar proportionate reductions in their target bonus percentages;

(iv) a material diminution in your authority, duties or responsibilities which is not accompanied by a material reduction in your target bonus opportunity but which diminution occurs within two years after the occurrence of a Change of Control;

(v) a material reduction in your annual target bonus opportunity for a given fiscal year (as compared to the prior fiscal year) which is not accompanied by a material diminution in your authority, duties or responsibilities, but which reduction occurs within two years after the occurrence of a Change of Control; or

(vi) your being required by the Corporation to materially change the location of your principal office; provided such new location is one in excess of fifty miles from the location of your principal office before such change.

Notwithstanding Subsections 1(d)(i) – (vi) above, Good Reason does not exist unless (i) you object to any material diminution or breach described above by written notice to the Corporation within twenty (20) business days after such diminution or breach occurs, (ii) the Corporation fails to cure such diminution or breach within thirty (30) days after such notice is given and (iii) your employment with the Consolidated ManpowerGroup is terminated by you within ninety (90) days after such diminution or breach occurs. Further, notwithstanding Subsections 1(d)(i)-(vi), above, Good Reason does not exist if, at a time that is not during a Protected Period or within two years after the occurrence of a Change of Control, the Corporation’s Chief Executive Officer, in good faith and with a reasonable belief that the reassignment is in the best interest of the Consolidated ManpowerGroup, reassigns you to another senior executive level position in the Consolidated ManpowerGroup provided that your base compensation (either base salary or target bonus opportunity for any year ending after the date of reassignment) is not less than such base salary or target bonus opportunity in effect prior to such reassignment for the year in which such reassignment occurs.

(e)
Notice of Termination. Any termination of your employment by the Corporation, or termination by you for Good Reason, during the Term will be communicated by Notice of Termination to the other party hereto. A “Notice of Termination” will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter agreement applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(f)
Date of Termination. “Date of Termination” will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Consolidated ManpowerGroup.

(g)
Protected Period. The “Protected Period” shall be a period of time determined in accordance with the following:

(i)
if a Change of Control is triggered by an acquisition of shares of common stock of the Corporation pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control;

(ii)
if a Change of Control is triggered by a merger or consolidation of the Corporation with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control; and

(iii)
in the case of any Change of Control not described in Subsections 1(g)(i) or (ii), above, the Protected Period shall commence on the date that is six months prior to the Change of Control and shall continue through and including the date of the Change of Control.

(h)
Term. The “Term” will be a period beginning on the date of this letter agreement indicated above and ending on the first to occur of the following: (a) the date which is the two-year anniversary of the occurrence of a Change of Control; (b) the date which is the three year anniversary of the date of this letter agreement indicated above if no Change of Control occurs between the date of this letter agreement indicated above and such three year anniversary; or (c) the Date of Termination.

2.
Compensation and Benefits on Termination.

(a)
Termination by the Corporation for Cause or by You Other Than for Good Reason. If your employment with the Corporation is terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation will pay or provide you with (i) your unpaid bonus, if any, attributable to any complete fiscal year of the Consolidated ManpowerGroup ended before the Date of Termination (but no incentive bonus will be payable for the fiscal year in which termination occurs), and (ii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Consolidated ManpowerGroup will have no further obligations to you.

(b)
Termination by Reason of Disability or Death. If your employment with the Consolidated ManpowerGroup terminates during the Term by reason of your disability or death, the Corporation will pay or provide you with (i) your unpaid bonus, if any, attributable to any complete fiscal year of the Consolidated ManpowerGroup ended before the Date of Termination, (ii) a bonus for the fiscal year during which the Date of Termination occurs equal to your target annual bonus for the fiscal year in which the Date of Termination occurs, but prorated for the actual number of days you were employed during such fiscal year, payable within sixty days after the Date of Termination, and (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. For purposes of this letter agreement, “disability” means that you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation or the Consolidated ManpowerGroup. The Consolidated ManpowerGroup will have no further obligations to you.

(c)
Termination for Any Other Reason - Other than in a Change of Control. If your employment with the Consolidated ManpowerGroup is terminated during the Term for any reason not specified in Subsections 2(a) or (b), above, and Subsection 2(d), below, does not apply to the termination, you will be entitled to the following:

(i) the Corporation will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Consolidated ManpowerGroup ended before the Date of Termination;

(ii) the Corporation will pay you, a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined by the actual financial results of the Corporation at year-end towards any non-discretionary financial goals and by basing any discretionary component at the target level of such component; provided, however, that such bonus will be prorated for the actual number of days you were employed during the fiscal year during which the Date of Termination occurs;

(iii) the Corporation will pay, as a severance benefit to you, a lump sum payment equal to (1) the amount of your annual base salary at the highest rate in effect during the Term plus (2) your target annual bonus for the fiscal year in which the Date of Termination occurs;

(iv) for up to a twelve‑month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents with Health Insurance Continuation (defined below) or other substantially similar coverage based on the medical and dental plans in which you were participating in on the Date of Termination; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(iv) will be reduced to the extent other comparable benefits are actually received by you during the twelve‑month period following your termination, and any such benefits actually received by you or your dependents will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under COBRA or similar foreign or state laws will commence on the Date of Termination.

For purposes of this Subsection 2(c)(iv), “Health Insurance Continuation” means that, if, and to the extent, you or any of your eligible dependents, following the Date of Termination, elect to continue coverage under the Corporation’s group medical and dental insurance plans, in accordance with the requirements of COBRA or similar foreign or state laws, the Consolidated ManpowerGroup will pay the total cost of such coverage under the Corporation’s group medical and dental insurance plans for the first twelve months for which you and/or your eligible dependents are eligible for such coverage; provided, however, that if you, your spouse or any other eligible dependent commences new employment during such twelve-month period and becomes eligible for health insurance benefits from such new employer, the Corporation’s obligation to provide such Corporation-subsidized COBRA coverage to you or such eligible dependent shall terminate as of the date you or such dependent becomes eligible to receive such health insurance benefits from such new employer. Immediately following this period of Corporation-subsidized COBRA coverage, you and/or your eligible dependents, as applicable, will be solely responsible for payment of the entire cost of COBRA coverage if such coverage remains available and you and/or your eligible dependents choose to continue such coverage. Within five calendar days of you or any of your eligible dependents becoming eligible to receive health insurance benefits from a new employer, you agree to inform the Corporation of such fact in writing. If the Consolidated ManpowerGroup determines that the Corporation-subsidized COBRA payments provided by this Subsection 2(c)(iv) are taxable, the payments will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the payments plus the gross-up amount, will equal the cost of such COBRA coverage; and

(v) the Corporation will make available to you, an outplacement service program, chosen by the Corporation, and provided by the Corporation or its subsidiaries or an outplacement service provider selected by the Corporation. Such outplacement service program will be of a duration chosen by the Corporation but will not, in any instance, end later than one (1) year following the Date of Termination. Upon completion of the outplacement program specified in this Subsection 2(c)(v), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services. The Corporation will not substitute cash or other compensation in lieu of the outplacement service program specified in this Subsection 2(c)(v).

(d)
Termination for Any Other Reason – Change of Control. If, during the Term and either during a Protected Period or within two years after the occurrence of a Change of Control, your employment with the Consolidated ManpowerGroup is terminated for any reason not specified in Subsections 2(a) or (b), above, you will be entitled to the following:

(i) the Corporation will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Consolidated ManpowerGroup ended before the Date of Termination;

(ii) the Corporation will pay you, a bonus for the fiscal year during which the Date of Termination occurs equal in amount to your target annual bonus for the fiscal year in which the Change of Control occurs; provided, however, that the bonus payable hereunder will be prorated for the actual number of days you were employed during the fiscal year during which the Date of Termination occurs;

(iii) the Corporation will pay, as a severance benefit to you, a lump-sum payment equal to two times the sum of (1) your annual base salary at the highest rate in effect during the Term and (2) your target annual bonus for the fiscal year in which the Change of Control occurs;

(iv) for up to an eighteen-month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents, at the Consolidated ManpowerGroup’s expense, with Health Insurance Continuation (defined below), or other substantially similar coverage based on the medical and dental plans in which you were participating in on the Date of Termination; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(d)(iv) will be reduced to the extent other comparable benefits are actually received by you during the eighteen-month period following your termination, and any such benefits actually received by you or your dependents will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or similar foreign or state laws will commence on the Date of Termination.

For purposes of this Subsection 2(d)(iv), “Health Insurance Continuation” means that, if, and to the extent, you or any of your eligible dependents, following the Date of Termination, elect to continue coverage under the Corporation’s group medical and dental insurance plans, in accordance with the requirements of COBRA or similar foreign or state laws, the

Consolidated ManpowerGroup will pay the total cost of such COBRA coverage for the first eighteen months for which you and/or your eligible dependents are eligible for such coverage; provided, however, that if you, your spouse or any other eligible dependent commences new employment during such eighteen-month period and becomes eligible for health insurance benefits from such new employer, the Corporation’s obligation to provide such Corporation-subsidized COBRA coverage to you or such eligible dependent shall terminate as of the date you or such dependent becomes eligible to receive such health insurance benefits from such new employer. Immediately following this period of Corporation-subsidized COBRA coverage, you and/or your eligible dependents, as applicable, will be solely responsible for payment of the entire cost of COBRA coverage if such coverage remains available and you and/or your eligible dependents choose to continue such coverage. Within five calendar days of you or any of your eligible dependents becoming eligible to receive health insurance benefits from a new employer, you agree to inform the Corporation of such fact in writing. If the Consolidated ManpowerGroup determines that the Corporation-subsidized COBRA payments provided by this Subsection 2(d)(iv) are taxable, the payments will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the payments plus the gross-up amount, will equal the cost of such COBRA coverage; and

(v) the Corporation will make available to you, an outplacement service program, chosen by the Corporation, and provided by the Corporation or its subsidiaries or an outplacement service provider selected by the Corporation. Such outplacement service program will be of a duration chosen by the Corporation but will not, in any instance, end later than one (1) year following the Date of Termination. Upon completion of the outplacement program specified in this Subsection 2(d)(v), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services. The Corporation will not substitute cash or other compensation in lieu of the outplacement service program specified in this Subsection 2(d)(v).

(e) Limitation on Benefits. The amounts paid to you pursuant to Subsection 2(c)(iii) or 2(d)(iii) above will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Consolidated ManpowerGroup. Notwithstanding anything contained herein to the contrary, the Corporation, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to you, within the meaning of Section 280G of the Internal Revenue

Code of 1986, as amended (the “Code”), taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to you by the Corporation under this letter agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Corporation, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds to you, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) the amount to be paid to you pursuant to Subsection 2(d)(iii) were reduced, but not below zero, such that the total parachute payments payable to you would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the full amount to be paid to you pursuant to Subsection 2(d)(iii) were not reduced. If reducing the amount otherwise payable to you pursuant to Subsection 2(d)(iii) hereof would result in a greater after-tax amount to you, such reduced amount shall be paid to you and the remainder shall be forfeited by you as of the Date of Termination. If not reducing the amount otherwise payable to you pursuant to Subsection 2(d)(iii) would result in a greater after-tax amount to you, the amount payable to you pursuant to Subsection 2(d)(iii) shall not be reduced.

(f) Timing of Payments. The bonus payment provided for in Subsection 2(c)(i) or 2(d)(i) will be made pursuant to the terms of the applicable bonus plan. The bonus payment provided for in Subsection 2(c)(ii) will be paid between January 1 and March 15 of the calendar year following the Date of Termination. The bonus payment provided for in Subsection 2(d)(ii) will be paid on the thirtieth (30th) day after the Date of Termination. The severance benefit provided for in Subsection 2(c)(iii) or 2(d)(iii) will be paid in one lump sum on the thirtieth (30th) day after the Date of Termination. While the parties acknowledge that the payments in the previous three sentences are intended to be “short-term deferrals” and therefore are exempt from the application of Section 409A of the Code, to the extent (i) further guidance or interpretation is issued by the IRS after the date of this letter agreement which would indicate that the payments do not qualify as “short-term deferrals,” and (ii) you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code upon the Date of Termination, such payments shall be delayed and instead shall be paid in one lump sum on the date that is the first business day immediately following the six month anniversary of the Date of Termination. If any of such payment is not made when due (hereinafter a “Delinquent Payment”), in addition to such principal sum, the Corporation will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, compounded monthly. Such prime rate shall be the prime rate (currently the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) in effect from time to time as reported in The Wall Street Journal, Midwest edition (or, if not so reported, as reported in such other similar source(s) as the Corporation shall select).

(g) Release of Claims. Notwithstanding the foregoing, you will have no right to receive any payment or benefit described in Subsections 2(c)(ii)-(v) or 2(d)(ii)-(v), above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Corporation, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Consolidated ManpowerGroup and its past and current directors, officers, shareholders, members, partners, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Consolidated ManpowerGroup, including without limitation claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, but excluding any claims covered under any applicable workers’ compensation act. The execution by you of the release and the statutory period for revocation must be completed prior to the thirtieth (30th) day after the Date of Termination.

(h) Forfeiture. Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Sections 3-6, below, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

3.
Nondisclosure.
(a)
You will not, directly or indirectly, at any time during the term of your employment with the Consolidated ManpowerGroup, or during the two-year period following your termination, for whatever reason, of employment with the Consolidated ManpowerGroup, use or possess for yourself or others or disclose to others except in the good faith performance of your duties for the Consolidated ManpowerGroup any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (i) you first secure written consent of the Corporation to such disclosure, possession or use, (ii) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure. “Confidential Information” shall mean all business information (whether or not in written form) which relates to the Consolidated ManpowerGroup and which is not known to the public generally (absent your disclosure), including, but not limited to, confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists, but shall not include business information which constitutes trade secrets under applicable trade secrets law. This obligation will survive the termination of your employment for a period of two years.

(b)
You will not, directly or indirectly, at any time during the term of your employment with the Consolidated ManpowerGroup, or any time thereafter use or disclose any Trade Secret of the Consolidated ManpowerGroup. The term “Trade Secret” shall have the meaning afforded under applicable law. Nothing in this letter agreement shall limit or supersede any common law, statutory or other protections of trade secrets or privileged information where such protections provide the Consolidated ManpowerGroup with greater rights or protections for a longer duration than provided in this letter agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. You are further notified that if you file a lawsuit for retaliation by the Consolidated ManpowerGroup for reporting a suspected violation of law, you may disclose the Consolidated ManpowerGroup’s Trade Secrets to your attorney and use the Trade Secret information in the court proceeding, provided that, you file any document containing the Trade Secret under seal so that it is not disclosed to the public and does not disclose the Trade Secret, except pursuant to court order.
(c)
Upon your termination, for whatever reason, of employment with the Consolidated ManpowerGroup, or at any other time upon request of the Corporation, you will promptly surrender to the Corporation, or with the permission of the Corporation destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information, Trade Secrets or privileged information which are in your possession or under your control.

4.
Nonsolicitation of Employees. You agree that you will not, at any time during the term of your employment with the Consolidated ManpowerGroup or during the one-year period following your termination, for whatever reason, of employment with the Consolidated ManpowerGroup, directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Consolidated ManpowerGroup. Restricted Person shall mean an individual who, at the time of the solicitation, is an employee of the Consolidated ManpowerGroup and (i) who is a top-level employee of the Consolidated ManpowerGroup, has special skills or knowledge important to the Consolidated ManpowerGroup, or has skills that are difficult for the Consolidated ManpowerGroup to replace and (ii) with whom you had a working relationship or about whom you acquired or possessed specialized knowledge, in each case, in connection with your employment with the Consolidated ManpowerGroup during the one-year period preceding the Date of Termination.

5.
Restrictions During Employment. During the term of your employment with the Consolidated ManpowerGroup, you will not directly or indirectly compete against the Consolidated ManpowerGroup, or directly or indirectly divert or attempt to divert customers’ business from the Consolidated ManpowerGroup anywhere the Consolidated ManpowerGroup does or is taking steps to do business.

6.
Noncompetition Agreement. During the one-year period which immediately follows the termination, for whatever reason, of your employment with the Consolidated ManpowerGroup:

(a)
You will not, directly or indirectly, contact any customer of the Consolidated ManpowerGroup with whom you have had contact on behalf of the Consolidated ManpowerGroup during the two‑year period preceding the Date of Termination or any customer about whom you obtained confidential information in connection with your employment by the Consolidated ManpowerGroup during such two‑year period so as to cause or attempt to cause such customer of the Consolidated ManpowerGroup not to do business or to reduce such customer’s business with the Consolidated ManpowerGroup or divert any business from the Consolidated ManpowerGroup.

(b)
You will not, directly or indirectly, provide services or assistance of a nature similar to the services you provided to the Consolidated ManpowerGroup during the two-year period immediately preceding the Date of Termination to any entity (i) engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Consolidated ManpowerGroup conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of US $500,000,000 or (ii) engaged in the business of providing permanent placement, professional staffing, outplacement, online staffing or human resource services (including consulting, task-based services, recruitment or other talent solutions) anywhere in the United States or any other country in which the Consolidated ManpowerGroup conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of US $250,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one‑year period would permit you to use unfairly your close identification with the Consolidated ManpowerGroup and the customer contacts you developed while employed by the Consolidated ManpowerGroup and would involve the use or disclosure of confidential information pertaining to the Consolidated ManpowerGroup.

7. Injunctive and Other Interim Measures.

(a) Injunction. You recognize that irreparable and incalculable injury will result to the Consolidated ManpowerGroup and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 3-6, above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to the remedies set forth in Subsection 2(h), above (which the parties agree would not be an adequate remedy), and any other remedies and damages, to, including, but not limited to, provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the actual, impending or threatened violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you.

(b) Nonapplication. Notwithstanding the above, Sections 4 and 6, above, will not apply if your employment with the Corporation is terminated by you for Good Reason or by the Corporation without Cause either during a Protected Period or within two years after the occurrence of a Change of Control.

8. Unemployment Compensation. To the extent allowed by applicable law, the severance benefits provided for in Subsection 2(c)(iii) will be assigned for unemployment compensation benefit purposes to the one‑year period following the Date of Termination, and the severance benefits provided for in Subsection 2(d)(iii) will be assigned for unemployment compensation purposes to the two‑year period following the Date of Termination, and you will be ineligible to receive, and you agree not to apply for, unemployment compensation during such periods.

9. Nondisparagement. Upon your termination, for whatever reason, of employment with the Corporation, the Corporation agrees that its directors and officers, during their employment by or service to the Consolidated ManpowerGroup, will refrain from making any statements that disparage or otherwise impair your reputation or commercial interests. Upon your termination, for whatever reason, of employment with the Consolidated ManpowerGroup, you agree to refrain from making any statements that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Consolidated ManpowerGroup, or its officers, directors, or employees. However, the foregoing will not preclude the Corporation from providing truthful information about you concerning your employment or termination of employment with the Consolidated ManpowerGroup in response to an inquiry from a prospective employer in connection with your possible employment, and will not preclude either party from providing truthful testimony pursuant to subpoena or other legal process or in the course of any proceeding that may be commenced for purposes of enforcing this letter agreement.

10. Successors; Binding Agreement. This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

11. Notice. Notices and all other communications provided for in this letter agreement will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or two days after mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

12. No Right to Remain Employed. Nothing contained in this letter agreement will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Consolidated ManpowerGroup or affect the right of the Corporation or any member of the Consolidated ManpowerGroup to terminate your employment at any time for any reason or no reason, with or without cause, subject to the obligations of the Corporation as set forth herein.

13. Modification. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

14. Withholding. The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

15. Applicable Law. This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without regard to its conflict of law provisions.

16. Reduction of Amounts Due Under Law. You agree that any severance payment (i.e, any payment other than a payment for salary through your Date of Termination or for a bonus earned in the prior fiscal year but not yet paid) to you pursuant to this letter agreement will be counted towards any severance type payments otherwise due you under law. By way of illustration, English law requires notice period of one (1) week for every year of service up to a maximum of twelve (12) weeks of notice. In the event you are terminated without notice and you would otherwise be entitled to a severance payment hereunder, such severance payment will be considered to be payment in lieu of such notice.

17. Previous Agreements. This letter agreement, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your employment by the Corporation or the Consolidated ManpowerGroup, except for the letter from the Corporation to you dated January 3, 2013, regarding the terms of your employment (provided this letter agreement will supersede the sections of that prior letter concerning severance protection) or the termination of such employment, and any such agreements or understandings shall, as of the date of your acceptance, have no further force or effect.

18. Dispute Resolution. Section 7 to the contrary notwithstanding, the parties shall, to the extent feasible, attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to your employment by the Consolidated ManpowerGroup pursuant to this letter agreement. In the event any such dispute has not been resolved within 30 days after a party’s request for negotiation, either party may initiate arbitration as hereinafter provided. For purposes of this Section 18, the party initiating arbitration shall be denominated the “Claimant” and the other party shall be denominated the “Respondent.”

(a) If your principal place of employment with the Consolidated ManpowerGroup is outside the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution International Rules for Non-Administered Arbitration (the “CPR International Rules”) as then in effect. If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in CPR International Rule 6. The seat of the arbitration shall be the Borough of Manhattan in the City, County and State of New York, United States of America. The arbitration shall be conducted in the English language. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference provided for in International Rule 9.3 has been held, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America, to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures including, but not limited to, temporary or permanent injunctive relief.

(b)
If your principal place of employment with the Consolidated ManpowerGroup is within the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “CPR Rules”) as then in effect. If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in Rule 6 of the CPR Rules. The seat of the arbitration shall be Milwaukee, Wisconsin, United States of America. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference has been held as provided in Rule 9.3 of the CPR Rules, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures, including, but not limited to, temporary or permanent injunctive relief.

19. Severability. The obligations imposed by Paragraphs 3-6, above, of this letter agreement are severable and should be construed independently of each other. The invalidity of one such provision shall not affect the validity of any other such provision.

20. Consistency with Applicable Law. Nothing in this letter agreement prohibits you from voluntarily reporting possible violations of law or regulation to any governmental agency, including, but not limited to the Department of Justice, the Securities and Exchange Commission, or any other state or federal regulatory authority, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. You do not need prior authorization from the Consolidated ManpowerGroup to make such reports or disclosures and you are not required to notify the Consolidated Manpower Group or any of its agents that you have made such reports or disclosures; however, we encourage you to do so. Finally, your good faith report or disclosure shall not trigger the forfeiture rights under Subsection 2(h) of this Agreement or otherwise limit your right to receive an award for information provided to any government agency.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement which will constitute our agreement with respect to the subject matter of this letter agreement.

Sincerely,

MANPOWERGROUP INC.

By: /s/ Jonas Prising

Jonas Prising, Chief Executive Officer

Agreed as of the 12th day of November 2021.

/s/ Richard Buchband

Richard Buchband

26003871.2